EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:	Matt Roberts
Investor Relations/Business Analysis Director
678.597.7317
mroberts@manh.com
Manhattan Associates Announces Financial Results for the
Fourth Quarter of 2005
Record Software Fees of $16.1 Million for the Quarter Push Manhattan
Associates to $246 Million in Annual Revenue
ATLANTA — February 7, 2006 — Leading supply chain solutions provider, Manhattan Associates®, Inc. (Nasdaq: MANH), today announced results for the fourth quarter ended December 31, 2005.
Key financial highlights for Manhattan Associates include:
•	Software and hosting fees for the quarter ended December 31, 2005, were a record $16.1 million, an increase of 19% over the fourth quarter of 2004;
•	Services revenue for the quarter ended December 31, 2005, was a record $43.8 million, an increase of 26% over the fourth quarter of 2004;
•	Total revenue for the quarter ended December 31, 2005, was a record $66.4 million, an increase of 19% over the fourth quarter of 2004;
•	Adjusted earnings per share for the quarter ended December 31, 2005, was $0.24 per share;
•	Repurchased 876,000 shares of Manhattan Associates’ common stock during the quarter ended December 31, 2005, at an average price of $22.47 per share, totaling approximately $20 million.
Restatement:
We recently became aware of certain tax accounting issues related to prior years which we and our auditors believe require the restatement of our previously issued financial statements for the years ended December 31, 1999 through December 31, 2004. Net income in those years was overstated by a total of approximately $7 million resulting primarily from not filing an election to change the method of computing our research and development income tax credit in 1998 following a small acquisition and for not providing the appropriate liability for transaction taxes in certain states. Although it is possible to recover some, if not all, of the lost tax credits through a retroactive relief request from the Internal Revenue Service and some of the transaction taxes from our customers who contractually agreed to be responsible for these taxes, the amount of recovery cannot be estimated precisely and collection is not considered probable. Any future recapture of the lost tax credits or collection of transaction taxes from our customers will be recorded as a reduction to expense in the period received and included in U.S. GAAP earnings per share. All U.S. GAAP amounts included herein reflect the restated amounts.
The previously reported quarterly adjusted earnings per share amounts announced in 2005 remain unchanged.
Adjusted earnings per share is defined herein as net earnings per share according to accounting principles generally accepted in the United States of America, excluding the impact of certain items, if applicable in that period, including acquisition-related costs and the amortization thereof, the recapture of previously recognized transaction tax expense, stock option expense under FAS 123R and the severance and accounts receivable charge recorded in Q2 of 2005, all net of income taxes.
The following reconciles the results as previously reported to the amounts following the restatement for the tax matters (in thousands):

	Three Months Ended		Twelve Months Ended
	December 31, 2004		December 31, 2004
	Adjusted	US GAAP	Adjusted	US GAAP
	Net	Net	Net	Net
	Income	Income	Income	Income
As previously reported	$5,717	$5,162	$24,390	$22,109
Effect from restatement for transaction tax	—	(100)	—	191
Income tax effect of transaction tax restatement	—	39	—	(74)
Effect from restatement of income tax	(593)	(593)	(593)	(593)

Restated amounts	$5,124	$4,508	$23,797	$21,633

	Three Months Ended		Twelve Months Ended
	December 31, 2004		December 31, 2004
	Adjusted	US GAAP	Adjusted	US GAAP
	Diluted	Diluted	Diluted	Diluted
	EPS	EPS	EPS	EPS
As previously reported	$0.19	$0.17	$0.79	$0.71
Effect from restatement for transaction tax	—	—	—	—
Income tax effect of transaction tax restatement	—	—	—	—
Effect from restatement of income tax	(0.02)	(0.02)	(0.02)	(0.01)

Restated amounts	$0.17	$0.15	$0.77	$0.70
The adjustments identified above by our management are subject to possible revision after our independent registered public accountants have completed their audit procedures with respect to the restatement data. We anticipate that these adjustments will be incorporated into the financial statements for prior periods through the restatement of those financial statements in our periodic reports. For this reason, we believe the consolidated financial statements and related financial information for the affected periods contained in such prior periodic reports should no longer be relied upon.

GAAP net income was $5.7 million or $0.20 per fully diluted share for the fourth quarter of 2005 compared to $4.5 million or $0.15 per fully diluted share for the fourth quarter of 2004.
Adjusted net income for the fourth quarter of 2005 was $6.7 million, or $0.24 per fully diluted share. Adjusted net income for the fourth quarter of 2004 was $5.1 million, or $0.17 per fully diluted share.
For the year ended December 31, 2005, total revenue was a record $246.4 million, increasing 15% over the prior year. Software and hosting fees for the year totaled $57.1 million, an increase of 14% over 2004 and services revenues totaled $166.1 million, an increase of 17% compared with the prior year. GAAP net income was $18.6 million, or $0.64 per fully diluted share for the year ended December 31, 2005, compared with GAAP net income of $21.6 million, or $0.70 per fully diluted share for the year ended December 31, 2004. Adjusted net income for the year ended December 31, 2005 was $25.7 million, or $0.88 per fully diluted share compared to $23.8 million, or $0.77 per fully diluted share for the year ended December 31, 2004.
The company provides adjusted net income and adjusted net income per share in the press release as additional information of its operating results. The measures are not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net income and non-GAAP per share measures used by other companies. The company believes that this presentation of adjusted net income and adjusted net income per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.
“Overall I am pleased with our fourth quarter results,” said Pete Sinisgalli, president and CEO of Manhattan Associates. “Our revenue and earnings results were solid and we continued to capture market share in the markets we serve. Our complete Supply Chain

Management offering is gaining momentum and I look forward to building on our successes in 2006.”
Other key highlights for Manhattan Associates include the following:
•	Signed key new customers in the quarter including, Asbjorn Olafsson ehf, Clark Material Handling Company, HP Products Corp., IBS Logistics, J. Crew Group, Inc., KGL Logistics, Korus Consulting, Kuka Flexible Production Systems Corp., Nobex ehf, Roger & Roger NV, The Standard Register Company, TW Logistica, Urban Brands and Vivendi Universal Games, Inc.;
•	Expanded partnerships with many existing clients including Belkin Components, Columbia Sportswear Company, Conair Corporation, Converse, Inc., David’s Bridal, Inc., Electronics for Imaging, Inc., Federated Systems Group, Inc., Healthcare Logistics Limited, Hudd Distribution Services, Inc., Jones Apparel Group, Inc., Liberty Hardware Mfg. Corporation, Logix FZCO, Nippon Express USA, Inc., Nordstrom, Inc., O’Reilly Automotive, Inc., Patagonia, Inc., PepsiCo., Inc., Super Cheap Auto, TDG (UK) Limited, The Dannon Company, Inc., The Hillman Group, Inc., Warnaco, Inc.;
•	Closed three large deals, each of which were $1 million or more in recognized license revenue;
•	Released the latest version of our supply chain management solutions in December 2005, offering an expanded solution portfolio that includes planning and execution solutions. Highlights of the release include a standalone demand forecasting solution, a mid-market execution solution called Integrated Logistics Solutions™, built on Microsoft® .NET and significantly enhanced transportation management capabilities;
•	Continued to see channel results from Microsoft-Axapta partnership with the signing of four new deals.
Business Outlook for 2006
Manhattan Associates currently intends to publish, in each quarterly earnings release, certain expectations with respect to future financial performance. The following statements regarding future financial performance are based on current expectations, which include a modestly improving general economic and information technology spending environment over the course of the current year. These statements are forward looking. Actual results may differ materially, especially in the current uncertain economic environment. These statements do not reflect the potential impact of mergers, acquisitions or other business combinations that may be completed after the date of this release.
Manhattan Associates will make its earnings release and published expectations available on its Web site (www.manh.com). Beginning March 15, 2006, Manhattan Associates will observe a “Quiet Period” during which Manhattan Associates and its representatives will not comment concerning previously published financial expectations. Prior to the start of the Quiet Period, the public can continue to rely on the expectations published in this Business Outlook section as still being Manhattan Associates’ current expectation on matters covered, unless Manhattan Associates publishes a notice stating otherwise. The public should not rely on previously published expectations during the Quiet Period, and Manhattan Associates disclaims any obligation to update any previously published financial expectations during the Quiet Period. The Quiet Period will extend until the date when Manhattan Associates’ next quarterly earnings release is published, presently scheduled for the fourth week of April 2006.
Steve Norton, senior vice president and chief financial officer, stated, “For the quarter ending March 31, 2006, Manhattan Associates expects to achieve net earnings of between $0.11 and $0.15 per fully diluted share and adjusted earnings of between $0.19 and $0.23 per fully diluted share. For the full-year 2006, we expect net earnings per fully diluted share of between $0.70 and $0.74 and adjusted earnings per share of $1.01 to $1.05.”
About Manhattan Associates, Inc.
Manhattan Associates® is a leading supply chain solutions provider. The company’s supply chain planning, supply chain execution, business intelligence and business process platform capabilities enable its more than 1200 customers worldwide to enhance profitability, performance and competitive advantage. For more information, please visit www.manh.com.

This press release may contain “forward-looking statements” relating to Manhattan Associates, Inc. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those contemplated by such forward-looking statements. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are delays in product development, undetected software errors, competitive pressures, technical difficulties, market acceptance, availability of technical personnel, changes in customer requirements, risks of international operations and general economic conditions. Additional factors are set forth in “Safe Harbor Compliance Statement for Forward-Looking Statements” included as Exhibit 99.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2004. Manhattan Associates undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results.

MANHATTAN ASSOCIATES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004 as restated	2005	2004 as restated
	(Unaudited)		(Unaudited)
Revenue:
Software and hosting fees	$16,141	$13,539	$57,119	$49,886
Services	43,767	34,799	166,091	141,492
Hardware and other	6,513	7,449	23,194	23,541

Total revenue	66,421	55,787	246,404	214,919
Costs and Expenses:
Cost of software and hosting fees	1,118	1,435	4,700	4,085
Cost of services	20,736	17,225	76,641	65,853
Cost of hardware and other	5,734	6,211	19,914	20,071
Research and development	9,555	7,251	34,139	28,822
Sales and marketing	10,458	9,125	40,302	34,049
General and administrative	7,741	7,180	29,630	26,855
Amortization of acquisition-related intangibles	1,200	920	4,492	3,575
Severance, acquisition, and accounts receivable charges	829	—	6,310	—

Total costs and expenses	57,371	49,347	216,128	183,310

Operating income	9,050	6,440	30,276	31,609
Other income, net	706	2,024	2,678	3,257

Income before income taxes	9,756	8,464	32,954	34,866
Income tax provision	4,021	3,956	14,317	13,233

Net income	$5,735	$4,508	$18,637	$21,633

Basic net income per share	$0.21	$0.15	$0.65	$0.72

Diluted net income per share	$0.20	$0.15	$0.64	$0.70

Weighted average number of shares:
Basic	27,560	29,954	28,680	30,056

Diluted	28,166	30,770	29,297	31,067

Reconciliation of Adjusted Net Income:
Net income	$5,735	$4,508	$18,637	$21,633
Amortization of acquisition-related intangibles	1,200	920	4,492	3,575
Severance, acquisition, and accounts receivable charges	829	—	6,310	—
Transaction tax adjustment	(370)	100	(1,228)	(191)
Income tax effect	(695)	(404)	(2,500)	(1,220)

Adjusted net income	$6,699	$5,124	$25,711	$23,797

Adjusted net income per diluted share	$0.24	$0.17	$0.88	$0.77

-more-

MANHATTAN ASSOCIATES, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

		December 31,
	December 31,	2004
	2005	as restated
	(Unaudited)	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$19,419	$37,429
Short-term investments	36,091	88,794
Accounts receivable, net	58,623	45,996
Prepaid expenses and other current assets	11,717	7,087
Deferred income taxes	6,379	6,824

Total current assets	132,229	186,130

Long-term investments	38,165	46,433
Property and equipment, net	14,240	13,598
Intangible and other assets	88,764	44,544

Total assets	$273,398	$290,705

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable and accrued liabilities	$36,555	$26,088
Current portion of capital lease obligations	147	139
Income taxes payable	2,535	1,476
Deferred rent	544	203
Deferred revenue	27,204	22,710

Total current liabilities	66,985	50,616

Long-term portion of capital lease obligations	—	148
Deferred rent	689	457
Deferred revenue	326	—
Deferred income taxes	—	466

Total shareholders’ equity	205,398	239,018

Total liabilities and shareholders’ equity	$273,398	$290,705

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